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             EXHIBIT 10.48

Deferred Compensation Agreement
dated July 30, 1993.
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            DEFERRED COMPENSATION AGREEMENT

     This Deferred Compensation Agreement ("Agreement) is made between Michael R. Mitchell ("Employee") and Farah U.S.A., Inc. ("Employer") on the following terms and conditions:

1.   Beginning August 1, 1994 and continuing through
     December 31, 1993, Employee and Employer agree that the Employee's monthly salary shall be reduced by 5% ("Deferred Income"), which must be at least five percent (5%) of the Employee's monthly salary on the date of this Agreement, and monthly payments of the Employee's monthly salary shall be recalculated accordingly.

2. Employer shall accrue an amount equal to the Employee's total amount of Deferred Income during 1993 and shall credit that sum to a separate memorandum account on its books ("Michael R.
     Mitchell 1993 Deferral Account").  In addition,
     Employer shall accrue on December 31, 1993 the following and credit it to the Employee's Deferral
     Account: (a) an amount in lieu of interest calculated on the monthly Deferral Account balance times the Farah U.S.A., Inc. weighted average monthly interest rate on short-term borrowing during the most recently completed fiscal year and (b) five percent (5%) of the Employee's total salary during the time period described in paragraph 1 above
     ("Matching Amount"), which amount shall become vested January 1 following the year of deferral.
     Thereafter, and until payment of the Deferral
     Account balance as provided in paragraph 3, the Deferral Account shall be credited on December 31 of each year with an amount in lieu of interest calculated on the total Deferral Account balance
     (including the Deferral Income, the vested Matching
     Amount and previously credited sums in lieu of interest) times the Farah U.S.A., Inc. weighted average annual interest rate on short-term borrowing during the most recently completed fiscal year. In the event of a partial calendar year time period, the amount in lieu of interest will be calculated as previously described and prorated for the appropriate time period using the short-term borrowing rate during the prior fiscal year.

3.   The total deferred compensation due to the Employee,
     consisting of the total amounts credited to and
     vested in the Deferral Account, shall be paid to the
     Employee January 15, 1994.  Should the Employee die
     before receiving all amounts payable to him pursuant
     to this Agreement, and at such time is an Employee
     of the Employer, the remaining amounts shall be paid
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     to his beneficiary(ies) as designated  by the
     Employer's group term life insurance plan. If not employed by the Employer at the time of death, all unpaid amounts in the Deferral Account shall be paid to the estate of the Employee.

4. It is specifically agreed that the amounts credited to Employee in the Deferral Account shall not be held by Employer in a trust, escrow or similar arrangement or other fiduciary capacity. The
     Deferral Account shall not be subject in any manner to attachment or other legal process for debts of Employee or his successors or legal representatives for any reason; and neither Employee, nor any legal representative or successor shall have any right against Employer with respect to any portion of the Deferral Account, except as a general unsecured creditor of the Employer. Neither Employee, his successors or legal representatives shall have any right to assign, transfer, pledge, hypothecate, anticipate or otherwise alienate and payment of deferred compensation to become due in the future to such person, and any attempt to do so shall be void and will not be recognized by the Employer.

5. Employee acknowledges that he has received a copy of the 1993 Farah Incorporated Unfunded Deferred
     Compensation Plan (the "Plan") and that he understands the terms and conditions of the Plan.

6. Employee agrees that by executing this Agreement he and his beneficiary(ies) and their successors or legal representatives and any other person claiming any amount pursuant to the Agreement are bound by the terms of the Plan, pursuant to which this Agreement is executed.

7. Employee agrees that his election to defer compensation pursuant to the Agreement is irrevocable and no sale, transfer, alienation, assignment, pledge, encumbrance, garnishment, collateralization, anticipation or attachment of any benefits under the Plan shall be valid or recognized.

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                    Executed this  30th day of July, 1993.


                         EMPLOYER

                              By:  /s/ James C. Swaim
                                   Chief Financial Officer


                         EMPLOYEE

                                   /s/ Michael R. Mitchell
                                   Michael R. Mitchell